CONCORDE FUNDS, INC.
AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of the 13th day of February, 2006, to the Transfer Agent Servicing Agreement, dated as of November 19, 1987, as amended (the "Agreement"), is entered by and between Concorde Funds, Inc., a Texas corporation (the "Company") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Transfer Agent Servicing Agreement; and

WHEREAS, the Company and USBFS desire to amend said Agreement; and

WHEREAS, Paragraph 9 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

The fee schedule of the Agreement is hereby superceded and replaced with the fee schedule attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

CONCORDE FUNDS, INC.                                                                                                                U.S. BANCORP FUND SERVICES, LLC

By: /s/Gary B. Wood                                                                                                                           By:  /s/Joe D. Redwine

Name: Gary B. Wood                                                                                                                           Name: Joe D. Redwine

Title:  President                                                                                                                                     Title: President